EXHIBIT 4.12

COHEN BROTHERS, LLC

AMENDED AND RESTATED 2009 EQUITY AWARD PLAN

SECTION 1. Purpose; Definitions. The purpose of the Cohen Brothers, LLC Amended and Restated 2009 Equity Award Plan (the “Plan”) is to attract and retain the services of selected new and existing employees of Cohen Brothers, LLC, a Delaware limited liability company (the “Company”). The Plan amends and restates the Company’s 2009 Equity Award Plan, dated as of August 20, 2009 (the “Original Plan”), in accordance with Section 6(a) of the Original Plan. The Company believes that the Plan will encourage the participants to contribute materially to the Company’s growth, thereby benefiting its Members, and will align the economic interests of the participants with those of the Members.

In connection with the consummation of the Merger, each outstanding Old Restricted Unit was automatically cancelled and converted into a New Restricted Unit representing the right to receive the number of Membership Units equal to (i) 0.57372, multiplied by (ii) the number of Original Membership Units underlying the Old Restricted Unit set forth in the grant document for such Old Restricted Unit, and such New Restricted Stock Unit has the same terms and conditions as previously set forth in the grant document applicable to such Old Restricted Unit. The Membership Units to be issued upon the vesting of the New Restricted Unit shall be convertible by the Participant or the Company in accordance with the terms and conditions of the Operating Agreement.

For purposes of the Plan, the following initially capitalized words and phrases shall be defined as set forth below, unless the context clearly requires a different meaning:

(a) “Board” means the Board of Managers of the Company.

(b) “Change of Control” means:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company or any Member as of the date the Plan first became effective, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted, as converted basis) of the outstanding voting securities of the Company; or

(ii) the sale or other disposition by the Company of all or substantially all of its assets; or

(iii) the merger or consolidation by the Company with or into another entity, as a result of which merger or consolidation, less than 50% of the voting securities of the surviving entity shall be owned by Members that were Members immediately prior to such merger or consolidation; or

(iv) the dissolution, winding up or liquidation of the Company.

Notwithstanding the foregoing, the consummation of the Merger and the transactions contemplated by the Merger Agreement shall not be deemed a “Change of Control.” It is the intent that this definition be construed consistent with the definition of “Change of Control” as defined under Code Section 409A and the applicable Treasury Regulations, as amended from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(d) “Committee” means the committee of the Board known as the Compensation Committee that is duly authorized by the Board to administer the Plan, if any, or if none, the Board.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Fair Market Value” means (i) if the Membership Units are traded on a national securities exchange, the closing price for such Membership Units on a national securities exchange on a given day or, if there is no sale on such day, then the closing price on the last previous date on which a sale is reported; and (ii) if the Membership Units are not traded on a national securities exchange, then as determined by the Board in good faith in accordance with the requirements of Section 409A.

(g) “Member” means a person subject to the rights and obligations as a member of the Company under the terms of the Operating Agreement.

(h) “Membership Unit” means a Unit (as defined in the Operating Agreement), and (i) any units of the Company that are distributed with respect to such Unit and (ii) the units of any other entity into which such Unit is converted as a result of the Company’s engaging in any transaction described in Section 424(a) of the Code.

(i) “Merger” means the merger on December 16, 2009 of a wholly owned subsidiary of Cohen & Company Inc. (formerly Alesco Financial Inc.), a Maryland corporation (“Cohen & Company”), with and into the Company, with the Company as the surviving limited liability company, as set forth in that Agreement and Plan of Merger, dated as of February 20, 2009 and amended on June 1, 2009, August 20, 2009 and September 30, 2009 (the “Merger Agreement”), by and among Cohen & Company, certain subsidiaries of Cohen & Company and the Company.

(j) “Merger Agreement” shall have the meaning set forth in the definition of “Merger.”

(k) “New Restricted Unit” or, for purposes of the Operating Agreement, “Restricted Unit” means an Old Restricted Unit award converted in connection with the Merger or an award pursuant to Section 5 hereof of a contractual right that entitles the Participant, upon vesting of the unit and subject to other restrictions set forth in the Plan and the applicable grant document, to receive the number of Membership Units set forth in the grant document.

(l) “Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Cohen Brothers, LLC, dated and effective as of December 16, 2009, as may be amended or superseded from time to time.

(m) “Original Membership Units” means a Company Class A Membership Unit and Company Class B Membership Unit taken together as a single unit that represented ownership interests in the Company prior to the Merger.

(n) “Participant” means an employee of the Company to whom an award is granted pursuant to the Plan.

(o) “Performance-Based Compensation Rules” shall mean those provisions of Section 162(m) of the Code and regulations promulgated thereunder that provide the rules pursuant to which compensation that is paid to executives on the basis of performance is exempt from the limitations on deductibility applicable to certain compensation paid to executives in excess of $1,000,000.

(p) “Old Restricted Unit” means the award prior to the Merger and pursuant to the Plan of a contractual right that entitled the Participant, upon vesting of the unit and subject to other restrictions set forth in the Plan and the applicable grant document, to receive the number of Original Membership Units set forth in the grant document.

(q) “Section 409A” shall mean Section 409A of the Code, which sets forth numerous requirements that nonqualified deferred compensation plans are required to meet to allow a Participant to defer a portion of his or her compensation without being subject to penalty.

SECTION 2. Administration. The Plan shall be administered either by the Board or by the Committee. The Board or the Committee may, in its sole discretion, determine from time to time whether members of the Committee shall be required to constitute “outside directors” within the meaning of the rules and regulations under Section 162(m) of the Code or “non-employee directors”, as defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Committee, if any, shall consist of at least two members of the Board. At any time that the Board chooses to administer the Plan rather than have the Plan administered by the Committee, all references in the Plan to the term “Committee” shall refer to the Board (other than any such reference in this paragraph). Notwithstanding any other provision of this Section 2, with respect to any Participant who is (i) an “Executive Officer” of the Company (as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, amended); or (ii) a covered employee with respect to Cohen & Company under Code Section 162(m)(3), any grant of New Restricted Units under this Plan is subject to review and approval by the Compensation Committee of Cohen & Company.

The Committee shall have full authority to grant to eligible persons New Restricted Units. In particular, the Committee shall have the authority:

(a) to select the persons to whom New Restricted Units may from time to time be granted hereunder;

(b) to determine whether and to what extent New Restricted Units are to be granted hereunder;

(c) to determine the number of Membership Units underlying New Restricted Units, if any, to be covered by each such award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, including, but not limited to, any restriction or limitation, any vesting provisions, or any vesting acceleration or forfeiture waiver regarding any award of New Restricted Units; and

(e) to determine whether, to what extent and under what circumstances Membership Units and other amounts payable with respect to an award under the Plan may be deferred either automatically or at the election of the Participant.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award granted in the manner and to the extent it shall deem necessary to carry out the intent of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. No member of the Committee shall be liable for any good faith determination, act or failure to act in connection with the Plan or any award made under the Plan.

SECTION 3. Units Subject to the Plan.

(a) Membership Units Subject to the Plan. The maximum number of all outstanding Original Membership Units on the date of creation of the Original Plan that may be the subject of awards under the Original Plan was 3,000,000 and, as a result of the Merger, the maximum number of all outstanding Membership Units that may be the subject of awards under the Plan is 1,721,160.

(b) Computation of Membership Units Available for the Plan. For the purpose of computing the total number of Membership Units available under the Plan at any time during which the Plan is in effect, there shall be debited against the total number of Membership Units determined to be available pursuant to paragraphs (a) and (c) of this Section 3 the maximum number of Membership Units subject to issuance upon vesting of New Restricted Units awarded under the Plan.

(c) Effect of the Expiration or Termination of Awards. If and to the extent that an award made under the Plan expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Membership Units associated with the expired, terminated, canceled or forfeited portion of the award shall become available for award under the Plan.

(d) Other Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, Membership Unit distribution, or other change in corporate structure affecting the Membership Units, such substitution or adjustment shall be made in the aggregate number, type and issuer of the Membership Units reserved for issuance under the Plan, in the number and terms of securities subject to outstanding New Restricted Units granted under the Plan and in the number and terms of securities to other awards made under the Plan, as may be determined to be appropriate by the Committee in its sole discretion.

SECTION 4. Eligibility. Participants are eligible to be granted awards under the Plan.

SECTION 5. New Restricted Units.

(a) General Requirements. The Committee may issue New Restricted Units upon such terms and conditions as the Committee deem appropriate under this Section 5; provided, however, no such issuance shall be made without the prior written consent of Daniel G. Cohen. New Restricted Units shall be set forth in writing as determined from time to time by the Committee, consistent with the following provisions of this Section 5. New Restricted Units may be issued for consideration or for no consideration (except as required by applicable law) and subject to such restrictions as the Committee may determine. The Committee may establish conditions under which restrictions on New Restricted Units lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b) Number of New Restricted Units. Subject to Section 3 hereof, the Committee shall determine the number of Membership Units underlying New Restricted Units to be awarded pursuant to any award and the restrictions applicable to such units.

(c) Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Company, or if any other specified conditions are not met, any New Restricted Units as to which the restrictions have not then lapsed shall automatically be forfeited to the Company. The Committee may provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer. A Participant may not sell, assign, transfer, pledge or otherwise dispose of any New Restricted Units that remain subject to forfeiture in accordance with the terms of the award thereof except by will or in accordance with the laws of descent and distribution upon death.

(e) Issuance of Units. The Membership Units underlying a grant of New Restricted Units shall be issued to a Participant holding a fully vested New Restricted Unit no later than March 15th of the calendar year following the year in which the New Restricted Units became fully vested. To the extent equity holder approval of the Plan is required by applicable law or national securities exchange requirements, the issuance of securities into which the Membership Units may be convertible shall be deferred until such approval has been obtained.

(f) Performance Goals. The performance goals or targets, if any, set forth in a grant document shall be based on one or more of the following business criteria (which may be determined for these purposes either by reference to the Company as a whole or by reference to its parent or any one or more of its subsidiaries, operating divisions or other operating units): stock price, market share, gross sales, gross revenue, net revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variation or combination of the preceding business criteria. The foregoing performance goals may be stated in absolute terms or may be expressed relative to performance in a specified prior period or to the performance of other specified enterprises. In addition, the Committee may utilize as an additional performance measure (to the extent consistent with the Performance-Based Compensation Rules) the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility. The measurement of the Company’s or a Participant’s achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles as in existence on the date on which the performance goals are established. In all cases, the Committee shall establish the performance goals for each performance period no later than 90 days after the beginning of the performance period (or no later than the end of the first 25% of the performance period if the performance period is less than a full year), and shall establish such performance goals in a manner that is consistent with the Performance-Based Compensation Rules.

SECTION 6. Amendments and Termination.

(a) Amendment. The Board may amend, alter or discontinue the Plan at any time and from time to time; provided, however, that the Board shall not amend the Plan without approval of the Members if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable national securities exchange requirements;

provided, further, that no amendment shall be made to the Plan or an award granted pursuant to the Plan without the prior written consent of Daniel G. Cohen. No amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a New Restricted Unit which has been granted under the Plan, without the Participant’s consent.

Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable tax laws and accounting rules, as well as other developments.

(b) Member Approval for “Qualified Performance-Based Compensation.” If New Restricted Units are to be granted as “qualified performance-based compensation,” the Plan must be reapproved by the Company’s Members no later than the first Members meeting that occurs in the fifth year following the year in which the Members previously approved the Plan, if additional grants are to be made as “qualified performance-based compensation” and if required by section 162(m) of the Code or the regulations thereunder. Any such reapproval shall not affect outstanding grants made within the five-year period following the year in which the previous approval was obtained.

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the fifth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the Members. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding grant.

SECTION 7. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation purposes. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Membership Units or payments in lieu of Membership Units or with respect to awards hereunder.

SECTION 8. General Provisions.

(a) The Committee may require each person receiving New Restricted Units, and any security underlying the foregoing or which the foregoing are convertible into, under the Plan to represent to and agree with the Company in writing that the Participant is receiving the New Restricted Units, and any security underlying the New Restricted Units or which the New Restricted Units are convertible into, for investment purposes and without a view to distribution thereof and as to such other matters as the Committee believes are appropriate to ensure compliance with applicable Federal and state securities laws.

All New Restricted Units, and any security underlying the New Restricted Units, shall be subject to such transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange upon which the Membership Units are then listed, and any other applicable Federal or state securities laws.

(b) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to Member approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c) The adoption of the Plan and/or a grant pursuant to the Plan shall not confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

(d) No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment, of any Federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Membership Units, including Membership Units that are part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(e) At the time of grant of an award under the Plan, the Committee may provide that the Membership Units received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any Membership Units that the Participant wishes to sell, with the price being the then Fair Market Value of the Membership Units, subject to such other terms and conditions as the Committee may specify at the time of grant.

(f) The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

(g) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware governing contracts to be performed within the State and without regard to the conflicts of laws provisions thereof.

(h) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any company or other business entity, firm or association, including grants to employees thereof who become employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant Membership Units or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a grant to an employee of another company (the “prior company”) who becomes an employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such prior company. The Committee shall prescribe the provisions of the substitute grants, including such provisions as are necessary to cause the substitute grant to be economically equivalent in value to the grant made by the prior company.

(i) Compliance with Law. The Plan and the obligations of the Company to issue or transfer Membership Units under grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable grants comply with the applicable provisions of Code section 162(m). To the extent that any legal requirement of section 16 of the Exchange Act or Code section 162(m) as set forth in the Plan ceases to be required under section 16 of the Exchange Act or Code section 162(m), that Plan provision shall cease to apply. The Committee may revoke any grant if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants.

(j) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(k) Section 409A Compliance. Certain portions of the Plan, as specifically noted, are intended to be exempt from the requirements of Section 409A, and the regulations issued thereunder. To the extent of any inconsistencies with the requirements of the applicable exemptions from Section 409A, the Plan shall be interpreted and amended in order to meet such exemption requirements. Any portion of the Plan not exempted from Section 409A shall be administered in good faith compliance with Section 409A.

SECTION 9. Effective Date of Plan. The effective date of the Plan is August 20, 2009.

SECTION 10. Timing of Plan Grants. No New Restricted Units shall be granted pursuant to the Plan on or after the first (1st) anniversary of the date of Member approval of the Plan, but awards granted prior to such first (1st) anniversary may extend beyond that date.

COHEN BROTHERS, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President and
Chief Financial Officer

Date:	April 28, 2010